                                 LOAN AGREEMENT

                          dated as of February 29, 2000

                                  by and among

                           WIN-GATE EQUITY GROUP, INC.

                      GLOBALTRON COMMUNICATIONS CORPORATION

                                       and

                              GNB BANK PANAMA S.A.

                                 LOAN AGREEMENT

                  THIS LOAN AGREEMENT (this "Agreement") is entered into as of February 29, 2000 among Win-Gate Equity Group, Inc. ("Borrower"), a Florida corporation, having its business address at 8700 N.W. 47th Drive, Coral Springs, Florida, Globaltron Communications Corporation ("Guarantor"), a Delaware corporation and a wholly owned subsidiary of the Borrower, having its principal office at 111 NE 1st Street, Miami, Florida and GNB Bank Panama S.A. ("Lender") a bank organized under the laws of the Republic of Panama, having its principal offices at Calle Manuel Icaza No. 18, Panama City, Republic of Panama (the "Office").


                                 R E C I T A L S

                  WHEREAS, subject to and upon the terms and conditions herein set forth, the Lender is willing to make available to the Borrower certain loaned money as provided for herein;

                  WHEREAS, as an inducement to the Lender, the Guarantor wishes to guaranty Borrower's obligations hereunder, including but not limited to the repayment of the Loan and its interest.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


                  1.1 Definitions.

                  (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Accredited Investor" shall have the meaning set forth in Rule 501 (a) under the Securities Act.

                  "Agreement" means this Loan Agreement, the Exhibits and any other documents or instruments delivered in accordance herewith, as the same may be amended from time to time in accordance with the terms hereof.

                  "Base Rate" shall mean the rate which Citibank N.A. announces from time to time as its base rate, the Base Rate to change when and as such base rate changes. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

                  "Borrower" has the meaning ascribed to it in the forepart of this Agreement.

                  "Borrower SEC Reports" shall have the meaning set forth in
Section 4.4.

                  "Business Day" means any day other than a Saturday, Sunday or any day on which State and Federal banking institutions in the States of New York and Miami are authorized or obligated by law or executive order to close.

                  "Event of Default" has the meaning ascribed to it in Article III.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934 or any successor statute thereof.

                  "Guarantor" has the meaning ascribed to it in the forepart of this Agreement.

                  "Guaranteed Obligations" shall have the meaning set forth in
Section 7.1.

                  "Indebtedness" shall mean as to any Person (i) all indebtedness (including principal, interest, fees and charges) of such Person
(x) evidenced by any notes, bonds, debentures or similar instruments made or issued by such Person, (y) for borrowed money or (z) for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) all liabilities secured by any lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person (provided, however, if such liability is non-recourse to such Person, the amount of the Indebtedness attributed thereto shall not exceed the greater of the fair market value of such property or the book value of such property), (iv) the aggregate amount required to be capitalized in accordance with GAAP under leases under which such Person is the lessee and (v) all guarantees or other contingent obligations of such Person as to any of the foregoing.

                  "Lender" has the meaning attributed to it in the forepart of this Agreement.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

                  "Loan" means the loan made by the Lender to the Borrower pursuant to Section 2.1.

                  "Material Adverse Effect" shall mean (a) any material adverse effect on the financial condition, business, operations, assets, revenues or properties of the Borrower and, unless the context indicates otherwise, the Borrower's subsidiaries, including but not limited to the Guarantor, or (b) any material adverse effect on the ability of the Borrower to perform any of its obligations under any of the Operative Agreements.

                  "Maturity Date" shall mean May 29, 2001.

                  "Note" means the senior unsecured convertible Promissory Note due May 29, 2001 of the Borrower issued pursuant to Section 2.2 and guaranteed by the Guarantor, in the form attached as Exhibit 1 hereto and made a part hereto.

                  "Office" shall have the meaning set forth in the forepart of this Agreement.

                  "Operative Agreements" means the Note and this Agreement and any supporting or other agreements required hereby to be entered into in connection with the transactions contemplated by this Agreement.

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, proprietorship, joint venture, other business organization, trust, union, association or governmental or regulatory authority.

                  "Qualifying Private Placement" means a private placement in the amount of not less than $15,000,000 to Persons unrelated to the Lender of Qualifying Shares.

                  "Qualifying Shares" shall mean shares of common stock or any other class of equity securities with a preference (as to liquidation, dividends or otherwise) to the common stock of the Borrower that is convertible into common stock, issued in a Qualifying Private Placement, having the rights set forth in the certificate of incorporation of the Borrower.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute thereof.

                  (b) Unless the context of this Agreement otherwise requires,
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Borrower.

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                                   ARTICLE II
                                    THE LOAN

                  2.1 The Loan.

                  Subject to and upon the terms and conditions set forth herein, Lender shall, on the date hereof, make a Loan to the Borrower in the principal amount of US$5,000,000.

                  2.2 Note.

                  The Borrower's obligation to pay the principal of, and interest on, the Loan made by the Lender are evidenced by the Note to be duly executed and delivered by the Borrower, substantially in the form of Exhibit 1, and delivered to the Lender.

                  2.3 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or the Note shall be made to the Lender not later than 12:00 Noon (New York time) on the Maturity Date or on the date when due, in accordance with the terms of this Agreement and shall be made in lawful money of the United States of America in New York Clearing House funds, at the Office or such other place as may be designated by the Lender in a written notice given to the Borrower. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

                  2.4 Prepayment. The Note may not be prepaid without the express written consent of the Lender.

                  2.5 Net Payments. All payments made by the Borrower hereunder or under the Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein.

                  2.6 Interest

                  (a) The Borrower shall pay interest in respect of the unpaid principal amount of the Loan from the date hereof until the Maturity Date (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Base Rate in effect from time to time plus 1%.

                  (b) If principal or interest on the Loan is not paid when due, thereafter the Borrower shall pay interest in respect of the unpaid principal amount of the Loan at a rate per annum equal to 6% in excess of the Base Rate in effect from time to time.

                  (c) Accrued (and theretofore unpaid) interest in respect of the Loan shall be payable (i) quarterly in arrears on the following dates:

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                  May 31, 2000;
                  August 31, 2000;
                  November 30, 2000;
                  February 28, 2001;
                  May 31, 2001; or

(ii) in the event of a Qualifying Private Placement, in accordance with Section 2.7; or (iii) in the occurrence of an Event of Default, on demand.

                  2.7 Conversion. The Loan and the Note will convert as follows:

                  (a) If, prior to the Maturity Date, the Borrower consummates a Qualifying Private Placement, issuing Qualifying Shares at a cash consideration paid of $10 or more per share, the principal portion of the Note shall automatically convert (as of the date of consummation of the Qualifying Private Placement) into Qualifying Shares which shall represent 2.68% of the total issued and outstanding stock of the Borrower immediately after the consummation of the Qualifying Private Placement, on a fully diluted basis and shall not have less rights than those described in Exhibit 2 attached to this Agreement; or

                  (b) If, prior to the Maturity Date, the Borrower consummates a Qualifying Private Placement, issuing Qualifying Shares at a cash consideration paid of less than $10 per share, the Note shall automatically convert (as of the date of consummation of the Qualifying Private Placement) into that number of Qualifying Shares equal to the outstanding principal amount of the Note divided by the offering price for Qualifying Shares pursuant to the terms of the Qualifying Private Placement; provided, that in no event shall such Qualifying Shares received by the Lender represent less than 2.68%, on a fully diluted basis, of the total issued and outstanding stock of the Borrower immediately after the consummation of the Qualifying Private Placement and shall not have less rights than those described in Exhibit 2 attached to this Agreement;

                  (c) At any time, prior to the Maturity Date, at the request of the Lender, it may convert the Note into common stock or, at its selection, any other then outstanding stock of the Borrower more senior to the common stock, on ten days prior written notice given to Borrower. The Note shall convert into that number of shares of stock of the Borrower equal to 2.68%, on a fully diluted basis, of the total issued and outstanding stock of the Borrower on such conversion date and shall not have less rights than those described in Exhibit 2 attached to this Agreement.

                  Upon conversion of this Note, interest accrued on the principal amount of the Loan to such date shall be paid to the Lender at the Office or such other place as may be designated by the Lender in a written notice given to the Borrower, on the date of conversion in the event the Note is converted upon Section 2.7 (c) or on the date of consummation of the Qualifying Private Placement and in the latter case the interest may be paid out of the proceeds thereof.

                  The Lender hereby agrees in the event of a conversion under Sections 2.7 (a) or (b), (i) to enter into all agreements and other documents generally applicable to purchasers of Qualifying Shares in the Qualifying Private Placement and (ii) upon issuance of the Qualifying Shares to the Lender or its designee and upon payment to the Lender of the interest that accrued on the Note, to return the Note to the Borrower for cancellation on the date of conversion of the Loan and the Note.

                  Upon conversion, receipt of the Qualifying Shares and payment of interest as described in this Section 2.7 the terms and provisions of this Agreement, other than the provisions of Exhibits 2, 2 (a) and 2(b) shall automatically terminate and be of no further force or effect.

                  2.8 Compensation. The Borrower shall compensate the Lender for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund the Loan) which the Lender may sustain as a consequence of any default of the Borrower of its obligations under this Agreement or the Note, including but not limited to the repayment of the Loan.
                                   ARTICLE III
                                EVENTS OF DEFAULT

                  It shall be an Event of Default if any of the conditions or events described in Sections 3.1 through 3.8 ("Events of Default") shall occur the unpaid principal amount of and accrued interest on the Loan shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligations of the Lender hereunder shall thereupon terminate; provided, however, that any event described in Section 3.2, 3.3, 3.7 or 3.8 shall not constitute an Event of Default unless Lender has provided notice to Borrower declaring such event an Event of Default and provided further, that upon the occurrence of any of such events the Borrower have given prompt prior written notice to the Lender:

                  3.1 Failure To Make Payments When Due. The Borrower shall (i) default in the payment when due of the principal amount or the interest on the Loan or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on the Loan or the Note or any other amounts owed by Borrower hereunder or under the Note;

                  3.2 Breach of Agreements. Failure of the Borrower to perform or comply with any of its obligations contained in this Agreement other than under Section 3.1 and such default shall continue for a period of ten days or more;

                  3.3 Representations, etc. Any representation or warranty made by or on behalf of the Borrower in this Agreement or in the Note or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

                  3.4 Involuntary Bankruptcy. Appointment of Receiver, Etc. (i) A court shall enter a decree or order for relief in respect of the Borrower or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable federal or state law; or (ii) an involuntary case is commenced against the Borrower or the Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, the Guarantor or over all or a substantial part of any of its assets and properties, shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or the Guarantor for all or a substantial part of their assets and properties is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the assets and properties of the Borrower or the Guarantor and the continuance of any such events in this clause (ii) for thirty (30) days unless dismissed, bonded, stayed, vacated or discharged; or

                  3.5 Voluntary Bankruptcy; Appointment of Receiver, Etc. The Borrower or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or making possession by a receiver, trustee or other custodian for all or a possession by a receiver, trustee or other custodian for all or a substantial part of its assets and properties; the making by the Borrower or the Guarantor of any assignment for the benefit of creditors; the admission by the Borrower or the Guarantor in writing of their inability to pay its debts as such debts become due; or the board of directors of the Borrower or the Guarantor (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing.

                  3.6 Default Under Other Agreements. If either the Borrower or any of its subsidiaries shall (i) default in any payment of all or any portion of any Indebtedness other than the Note or (ii) default in the observance or performance of any agreement, covenant or condition relating to any Indebtedness other than the Note, or contained in any instrument or agreement evidencing, securing or relating thereto and, in the case of clauses (i) and (ii), and such default shall continue without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in the agreement or instrument relating thereto.

                  3.7 Judgments or Liens. One or more judgments or decrees shall be entered against the Borrower or any of its subsidiaries involving in the aggregate for them a liability of the equivalent of US$500,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bounded pending appeal within 30 days after the entry thereof or a Lien is imposed on the assets or properties of the Borrower or any of its subsidiaries in an amount of in excess, together with other Liens, of US$500,000 other than liens related to vendor finance as permitted in accordance with Section 6.1 hereof.

                  3.8 Change in Condition. Any material adverse change in the financial condition, operations, assets or liabilities of the Borrower or any of its subsidiaries from those set forth in the most recent financial statements filed with the SEC delivered to the Lender.

                                   ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

                  In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower and the Guarantor make the following representations, warranties and agreements as of the date hereof, which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loan:

                  4.1 Legal Status. The Borrower and each of its subsidiaries, including but not limited to the Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority and possesses all franchises, permits, authorizations and approvals necessary to carry on their business as now being conducted and to own its property and assets, and (iii) has good and marketable title to its assets free and clear of any Lien (except as set forth in Schedule 4.1). The Borrower and each of its subsidiaries is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification.

                  4.2 Subsidiaries. The only subsidiaries of the Borrower are set forth on Schedule 4.2. Except as set forth on Schedule 4.2, all the outstanding shares of common stock of each such subsidiary are owned by the Borrower, by another wholly owned subsidiary of the Borrower or by the Borrower and another wholly owned subsidiary of the Borrower, free and clear of all Liens except as permitted in Section 6.4 hereof, and are duly authorized, validly issued, fully paid and nonassessable.

                  4.3 Power and Authority. (i) The Borrower and the Guarantor have the power and authority to execute, deliver and perform the terms and provisions of the Operative Agreements and have taken, as the case may be, all necessary corporate action to authorize the execution, delivery and performance by them of this Agreement; (ii) the Borrower and the Guarantor have duly executed and delivered the Operative Agreements and those Operative Agreements constitute their legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors' rights generally or by general equity principles.

                  4.4 No Violation. Neither the execution, delivery or performance by the Borrower and the Guarantor of this Agreement, nor compliance by them with the terms and provisions thereof, nor the use of the proceeds of the Loans (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality binding on the Borrower or any of its subsidiaries, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower or any of its subsidiaries is a party or by which its respective properties or assets is bound or to which it may be subject.

                  4.5 SEC Filings. Financial Statements. Borrower has filed all reports required to be filed by it with the SEC since its incorporation (collectively, the "Borrower SEC Reports"). As of the respective dates they became effective, the Borrower SEC Reports which were filed pursuant to the Securities Act, and as of the respective dates of filing of the last applicable amendment thereto the Borrower SEC Reports which were filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Borrower included in the Borrower SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and fairly present the consolidated financial position of Borrower and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the perios then ended, except that in the case of the unaudited consolidated financial statements included in any form 10-Q, the presentation and disclosure conform with the applicable rules of the Exchange Act and are subject to year-end adjustments.

                  4.6 Litigation. Except as set forth in Schedule 4.6, there is no claim, counterclaim, action, suit, order, proceeding or investigation pending or, to the knowledge of the Borrower and Guarantor, threatened against or affecting any of them with respect to or affecting the Borrower or any of its subsidiaries, or their assets, properties or rights, or relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or officer of before any arbitrator.

                  4.7 Undisclosed Liabilities. Except as set forth on Schedule
4.7 , the Borrower and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), including any liabilities or obligations the Borrower and its subsidiaries may incur for product liability, misrepresentation, fraud or comparable claims arising out of the conduct of the business of the Borrower and its subsidiaries prior to the date hereof, except (i) as set forth on the Borrower Sec Reports,
(ii) for purchase contracts and orders for inventory, equipment and supplies in the ordinary course of business and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice. and not in violation of this Agreement.

                  4.8 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower and the Guarantor in writing to the Lender for purposes of or in connection with this Agreement or any transaction contemplated herein or in any Operative Agreement is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower and the Guarantor in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. There is no fact or circumstance which has, or is reasonably likely to have, a Material Adverse Effect on the Borrower or taken as a whole which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby.

                  4.9 Tax Returns and Payments. The Borrower and the Guarantor have filed all tax returns required to be filed by it and has paid all taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by them which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established.

                  4.10. Employee Benefit Plans. The Borrower is in compliance with its obligations relating to all employee benefit plans established, maintained or contributed to by the Borrower and it has no outstanding liabilities with respect to any such employee benefit plans.

                  4.11 Capitalization. On the date herein, the authorized capital stock of the Borrower consists of (i) 20,000,000 shares of common stock, $.001 par value per share, of which 18,150,702 shares are issued and outstanding and (ii) 5,000,000 shares of preferred stock, $.001 par value per share, of which none are issued and outstanding. All the outstanding shares of stock of the Borrower and each of its subsidiaries have been duly and validly issued, are fully paid and non-assessable. Neither the Borrower nor any of its subsidiaries have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

                  4.12 Compliance with Laws, etc. The Borrower and all its subsidiaries are in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, have a Material Adverse Effect on the Borrower or the Guarantor.

                  4.13 Labor Relations. (a) The Borrower is not engaged in any unfair labor practice that could have a Material Adverse Effect on the Borrower. There is (i) no significant unfair labor practice complaint pending against either the Borrower, threatened against the Borrower or, before any governmental body or agency and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or, threatened against the Borrower or, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Borrower or, threatened against the Borrower, (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower.

                  (b) No officer or director of the Borrower or any of its subsidiaries, and no other employee of the Borrower or any of its subsidiaries, is a party to or bound by the Borrower or other commitment or obligation, or subject to any writ, injunction, stipulation, judgment, decree or order of any governmental entity, that may interfere with the use of such director's, officer's or other employee's best efforts to promote the interests of the Borrower or any of its subsidiaries, conflict with the business of the Borrower or any of its subsidiaries, as now conducted, or the transactions contemplated by this Agreement or have a Material Adverse Effect on the Borrower or any of its subsidiaries.

                  (c) Neither the Borrower nor any of its subsidiaries or any of its or their officers or employees has any patents issued or applications pending for any device, process, method, design or invention of any kind now used in or necessary for the conduct of the business as presently conducted by the Borrower or any of its subsidiaries, which patents or applications have not been assigned to the Borrower or any of its subsidiaries with such assignment duly recorded in the United States Patent Office or with the applicable foreign governmental entity.

                  4.14 Properties. The Borrower and the Guarantor have good and marketable title, without regard to defects of title which do not have a Material Adverse Effect, to all properties owned by them, free and clear of all Liens. With respect to any lease or rental agreement to which the Borrower and the Guarantor are a party, (i) such lease or rental agreement is in full force and effect, (ii) the Borrower has complied in all material respects with all of the terms of such lease or rental agreement, (iii) there exists no event of default or an event, act or condition (other than immaterial defaults or conditions which are not reasonably likely to adversely affect the interests of the Lenders) which with notice or lapse of time, or both, would constitute an event of default thereunder by the Borrower, and (iv) the Borrower is in possession of the premises demised under all such leases and rental agreements and is conducting business an such premises.

                  4.15 Assets other than Real Property. Except as set forth on
Schedule 4.15 , the Borrower and each of its subsidiaries has good title to all tangible assets owned by them reflected in the Borrower SEC Reports and financial information, free and clear of all Liens that individually or in the aggregate would not have a Material Adverse Effect on the Borrower or its subsidiaries. The Borrower and each of its subsidiaries owns or, as set forth on
Schedule 4.15 , leases all tangible personal property currently used in the conduct of its business as presently conducted. All the intangible personal property owned by the Borrower and each of its subsidiaries is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by the Borrower and each of its subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

                  4.16 Intellectual Property. Except as set forth on Schedule 4.16:

                  (a) the Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights (as defined below) used in the operation of its business as presently conducted and none of such Proprietary Rights have been abandoned;

                  (b) The Borrower has not received any notice of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights; and

                  (c) Neither the Borrower nor any of its subsidiaries has infringed, misappropriated or otherwise violated any material Proprietary Rights of any third parties, and the Borrower does not have knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Borrower as presently operated.

                  As used herein, the term "Proprietary Rights" means all proprietary information of the Borrower, including all patents, patent applications, patents rights and inventions, trademarks, service marks, trade names, copyrights and trade secrets.

                  The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Borrower to continue to use the Proprietary Rights of the Borrower.

                  4.17 Patents, Licenses, Franchises and Formulas. The Borrower and the Guarantor own all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of their business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a Material Adverse Effect on the Borrower or the Guarantor.

                  4.18 Environmental Laws. The Borrower and each of its subsidiaries has obtained all permits, licenses and other authorizations which are required with respect to the operation of its business and the ownership of its assets under any and all Federal, state and local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the pollution or protection of the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or hazardous wastes into the environment (including the ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport of handling of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or hazardous wastes or the clean-up or other remediation thereof.

                  4.19 Insurance. The Borrower and its subsidiaries presently maintains and have maintained in effect since their formation all the insurance policies required by applicable law or reasonably appropriate in connection with the operation of its business as presently conducted.

                  4.20 No Misrepresentation. The representations and warranties contained in this Section 4 and any Exhibits contained attached hereto, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 4 and on such Exhibits not misleading.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

                  The Borrower and the Guarantor covenant and agree that on and after the date hereof and until the Note, together with all accrued interest, fees and all other obligations incurred hereunder and thereunder, are paid in full:

                  5.1 Information Covenants. The Borrower will furnish or cause to be furnished to the Lender:

                  (a) Promptly, copies of all financial information, proxy materials and material filings, reports and information which either of the Borrower or any of its subsidiaries shall file or be required to file with any agency, regulatory authority or instrumentality of the Government, including without limitation, the SEC.

                  (b) Other Information. From time to time, such other information or documents (financial or otherwise) as any Lender may reasonably request.

                  5.2 Books, Records and Inspections. The Borrower and each of its subsidiaries will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the United States consistently applied and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities.

                  5.3 Maintenance of Property, Insurance. The Borrower and each of its subsidiaries will (i) keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted),
(ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are customary and in accordance with industry standards for the business in which it is engaged.

                  5.4 Corporate Franchises. The Borrower and each of its subsidiaries will do or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and other intellectual property.

                  5.5 Compliance with Statutes, etc. The Borrower and each of its subsidiaries will comply with all applicable statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except where the failure to so comply would not have a Material Adverse Effect on the Borrower or any of its subsidiaries

                  5.6 Performance of Obligations. The Borrower and each of its subsidiaries will (i) perform all of its obligations under (a) this Agreement, and (b) the terms of each other mortgage, indenture, security agreement, and other debt instrument by which it is bound, except where the failure to so perform would not have a Material Adverse Effect on the Borrower or any of its subsidiaries.

                  5.7 Taxes. The Borrower and each of its subsidiaries will pay and discharge or cause to be paid and discharged all applicable federal, state, local and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed or upon any part thereof, when due, as well as all lawful claims for labor, materials and supplies which, if unpaid might by law become a lien upon such property.

                  5.8 Compliance. The Borrower and each of its subsidiaries will maintain all material authorizations, qualifications, licenses and permits necessary for the operation of their respective businesses and the ownership of their respective property.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

                  The Borrower and the Guarantor covenant and agree that on and after the date hereof and until the Loan and the Note, together with interest, fees and all other obligations incurred hereunder and thereunder, are paid in full:

                  6.1 Liens. The Borrower and each of its subsidiaries will not, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of each of them, whether now owned or hereafter acquired, other than any Lien securing indebtedness not prohibited by Section 6.4 below.

                  6.2 Consolidation, Merger, Sale of Assets, etc. The Borrower and each of its subsidiaries will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing, at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person.

                  6.3 Dividends and Redemptions. (a) The Borrower and each of its subsidiaries will not declare or pay any dividends, or return any capital, to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock), or set aside any funds for any of the foregoing purposes; and (b) the Borrower will not redeem any common stock of the Borrower.

                  6.4 Indebtedness. The Borrower will not, and will not permit any of its subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except (i) certain vendor financing as described in Schedule
6.4 and (ii) charges payable incurred in the ordinary course of business.

                  6.5 Advances, Investments and Loans. The Borrower will not, and will not permit any of its subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that the following shall be permitted: (i) advances, investments and loans to wholly-owned subsidiaries of the Borrower; (ii) loans made in the ordinary course of business to employees; (iii) extensions of credit made in the ordinary course of business in accordance with customary trade practices; and (iv) capital expenditures; (v) presently outstanding loans and investments if any, as disclosed on Schedule 6.5.

                  6.6 Transactions with Affiliates. The Borrower will not, and will not permit any of its subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any affiliate other than on terms and conditions substantially as favorable to, as the case may be, the Borrower or any such subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an affiliate.

                  6.7 Limitation on Issuance of Common Stock or other Securities. The Borrower will not, and will not permit any of its subsidiaries to, issue any common stock or other securities (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, common stock, except for (i) transfers and replacements of then outstanding shares of common stock, (ii) stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Borrower in any class of the common stock of the any of the subsidiaries of the Borrower,
(iii) securities issued to employees of or consultants to the Borrower as part of a compensation or incentive plan or arrangement (iv) the Qualifying Private Placement; or (v) a public offering of shares of equity securities of the Borrower in the amount of $90,000,000 or more.

                  6.8 Business. The Borrower will not, and will not permit any of its subsidiaries to, engage (directly or indirectly) in any business other than the business in which it is engaged on the date hereof.


                                   ARTICLE VII
                                    GUARANTY

                  7.1 The Guarantor irrevocably and unconditionally, guarantees the full and prompt payment when due of the principal amount of and interest on the Note issued under this Agreement and of all other obligations and liabilities of the Borrower now existing or hereafter incurred under, arising out of or in connection with the Operative Agreements and the due performance and compliance with the terms of the Operative Agreements by the Borrower ("Guaranteed Obligations"). Guarantor understands, agrees and confirms that the Lender may enforce this guaranty obligation up to the full amount of the Guaranteed Obligations against it without proceeding against the Borrower. Guarantor irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Lender, or order, on demand, in lawful money of the United States of America. The guaranty provided herein shall constitute a guarantee of payment and not of collection.

                  7.2 Guarantor hereby waives notice of acceptance of this guaranty obligation and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by the Lender against, and any other notice to, any party liable thereon (including the Guarantor).

                  7.3 The obligations of the Guarantor under this agreement are absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 Investment Intent. Lender represents to the Borrower that:
(i) it will acquire the Note received by it pursuant to this Agreement and any securities of the Borrower issuable upon conversion or exercise thereof for investment purposes only and not with a view to the resale or distribution thereof in a public offering within the meaning of the Securities Act, (ii) such Note and other securities have not been registered under the Securities Act and may not be resold unless they are registered under the Securities Act or pursuant to an applicable exemption from such registration, and (iii) Lender has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks in the investment in the Borrower represented by the Notes and the shares issuable upon conversion of the Notes.

                  8.2 Notices. All notices, requests and other communications hereunder must be in writing and delivered personally against written receipt, by facsimile transmission with answerback confirmation or mailed by prepaid first class certified mail (air mail, if faster delivery), return receipt requested, or mailed by overnight (or in the case of notices being sent or delivered outside the United States, second day) courier prepaid, to the parties at the following addresses or facsimile numbers:

                  If to Borrower, to:

                  Win-Gate Equity Group Inc.
                  New World Tower
                  100 N. Biscayne Blvd., Suite 2500
                  Miami, Florida,
                  Attn: Mr. Gary D. Morgan
                  Fax: 305.373.6540

                  with a copy to:

                  Tucker Anthony Cleary Gull
                  One Beacon Street, 6th Floor
                  Boston, MA 02108
                  Attn: Jeffery M. Bistrong

                  If to Guarantor, to:

                  Globaltron Communications Corporation
                  New World Tower
                  100 N. Biscayne Blvd., Suite 2500
                  Miami, Florida,
                  Attn: Gary Stukes
                  Fax: 305.373.6540

                  with a copy to:

                  Tucker Anthony Cleary Gull
                  One Beacon Street, 6th Floor
                  Boston, MA 02108
                  Attn: Jeffery M. Bistrong

                  If to Lender, to:

                  GNB Bank Panama S.A.
                  Calle Manuel Icaza No. 18,
                  Panama City,
                   Republic of Panama
                  Attn: Camilo Verastegui
                  Fax: (011507) 269-8094


                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY 10036
                  Attn: David W. Sloan, Esq.
                  Fax:  (212) 969-2900

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the applicable facsimile number as provided in this Section, be deemed given upon receipt,
(iii) if delivered by United States mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the tenth Business Day following mailing or upon receipt and (iv) if delivered by courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day (second Business Day in the case of notices given or sent outside the United States) following the date sent by such courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto at least ten (10) Business Days prior to the effective date of such notice.

                  8.3      Assignment.

                  (a) The Lender shall have the right, at any time, to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Agreement and the Note; provided; however, that any such assignment (i) shall only be made to a Person that is an Accredited Investor;
(ii) such assignee agrees in writing to be bound by all of the terms of this Agreement; and (iii) the Lender provides notice to the Borrower of such assignment on or prior to the date thereof.

                  (b) In the event of an assignment by any Lender, or any subsequent assignment, the term "Lender" herein shall be deemed to refer to the assignee.

                  8.4      Entire Agreement.

                  This Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

                  8.5 Independence of Representations, Warranties and Covenants. All representations, warranties and covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another representation, warranty or covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.

                  8.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights.

                  8.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by the Borrower or the Guarantor without the prior written consent of each Lender and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective permitted successors and assigns.

                  8.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  8.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE.

                  8.11 Fees and Expenses. The Borrower shall pay the out-of-pocket costs and expenses, including attorney's fees, incurred by the Lender in connection with the negotiation, drafting and execution and delivery of this Agreement and the Note and the enforcement of the right of the Lender hereunder and under the Note.

                  8.12 Computations. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

                  8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                     WIN-GATE EQUITY GROUP INC


                                                     By: /s/ Gary P. Stukes
                                                        ------------------------
                                                     Name:  Gary P. Stukes
                                                     Title: President


                                                     GLOBALTRON COMMUNICATIONS
                                                     CORPORATION


                                                     By: /s/ Gary P. Stukes
                                                         -----------------------
                                                     Name:  Gary P. Stukes
                                                     Title: President


                                                     GNB BANK PANAMA S.A.

                                                     By:  /s/ Camilo Verastegui
                                                         -----------------------
                                                     Name: Camilo Verastegui
                                                     Title: General Manager